Allbirds Appoints Lily Yan Hughes as Independent Director
SAN FRANCISCO, October 31, 2025 (GlobeNewswire) – Allbirds, Inc. (NASDAQ: BIRD), a global lifestyle brand that innovates with sustainable materials to make better products in a better way, today announced that former global S&P 500 and Fortune 100 executive Lily Yan Hughes has been appointed as an independent director to its Board of Directors, effective October 31, 2025.
“We are pleased to welcome a global executive of Lily’s stature to our Board,” said Joe Vernachio, CEO. “She brings a broad range of expertise to Allbirds spanning technology, distribution, real estate, capital markets and governance. Her proven leadership and board experience will be instrumental as we continue to advance our goal to reignite the Allbirds brand, drive growth and build long-term shareholder value.”
Ms. Hughes currently serves as Assistant Dean at Syracuse University College of Law. She previously held positions as Senior Vice President, Chief Legal Officer and Corporate Secretary at Arrow Electronics, Inc. and Public Storage. Prior to that, Ms. Hughes was Vice President, Associate General Counsel-Corporate M&A and Finance for Ingram Micro, Inc. Earlier in her career, she was a Corporate and Securities Partner with the national law firm of Manatt, Phelps & Philips. Ms. Hughes has served on the Board of DirectWomen since 2021, where she is currently Chair. She previously held Board positions with the Association of Corporate Counsel and NUBURU, Inc., where she chaired the Nominating and Governance Committee and served on the Audit and Compensation Committees. She holds a B.A. from the University of California, Berkeley and a J.D. from the University of California, Berkeley School of Law.
About Allbirds, Inc.
Allbirds is a global modern lifestyle footwear brand, founded in 2015 with a commitment to make better things in a better way. That commitment inspired the company’s first product, the now iconic Wool Runner; and today, inspires a growing assortment of products known for superior comfort. Allbirds designs its products to be materially different by turning away from convention toward nature’s inspiration with materials like Merino wool, tree fiber and sugarcane. For more information, please visit www.allbirds.com.
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